SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2006

CuraGen Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-23223	06-1331400
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

322 East Main Street

Branford, Connecticut 06405

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 481-1104

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 1.01. Entry into a Material Definitive Agreement.

Salary Increases and Bonus Targets for Named Executives: On January 25, 2006, the Compensation Committee of the Board of Directors of CuraGen Corporation (the “Committee”) approved 2006 base salaries and bonus targets for the payment of short term incentives under its existing Executive Incentive Plan (the “EIP”) for officers of CuraGen and its affiliates (“CuraGen”). The EIP is designed to motivate, reward, and retain executives by aligning compensation with the achievement of strategic corporate goals as well as individual performance objectives. These 2006 base salaries and bonus targets for the payment of short term incentives for the Named Executives of CuraGen Corporation are listed in Exhibit 99.1.

Corporate Goals for 2006 Short Term and Long Term Incentives under the EIP: On January 25, 2006, the Committee set the Company’s strategic corporate goals for 2006 for payment of short term and long term incentives under the EIP. The Committee’s judgments regarding the appropriate form and level of compensation are ultimately based upon the Committee’s assessment of the performance of its executives, the increasingly competitive demand for superior executive talent, the Company’s overall performance, and future objectives and challenges. Although the Committee does not solely rely upon a formula, key corporate performance factors for 2006 will include, among other things:

•	Advancement of CuraGen’s Pipeline;
•	Financial Performance of CuraGen;
•	Strategic Initiatives;
•	454 Technology, Strategy and Sales.

CuraGen’s Board of Directors and the Committee reserve the right to modify these key corporate performance factors and criteria at any time or to grant short/long term incentives to the executive officers even if certain performance goals are not met.

Item 9.01. Financial Statements and Exhibits.

(c)	The following exhibit is furnished with this report:

Exhibit Number	Description

99.1	Named Executive Officers’ 2006 Base Salaries and Bonus Targets

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CURAGEN CORPORATION

(Registrant)

Date: January 31, 2006

By: /s/ David M. Wurzer

Name: David M. Wurzer

Title: Executive Vice President and

          Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Named Executive Officers’ 2006 Base Salaries and Bonus Targets